EXHIBIT 10.6



 E-RAIL LOGISTICS, INC.

                              EMPLOYMENT AGREEMENT
                                       for

                                 RICHARD KESSLER


         This Employment Agreement (this "Agreement"), dated as of September 8, 2005 (the "Effective Date"), by and between E-RAIL LOGISTICS, INC. (the "Company"), a wholly-owned subsidiary of Chartwell International, Inc., a Nevada corporation ("Chartwell"), and RICHARD KESSLER, an individual with an address at 485 Underhill Blvd. Suite 201, Syosset, New York 11791 (the "Executive").

         WHEREAS, the Company and Executive desire to provide for the employment of Executive by the Company on the terms set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

         1. Employment.

         1.1 Position. The Company hereby employs the Executive, and the Executive hereby accepts employment, as Executive Vice President and Chief Operating Officer of the Company, on the terms and conditions hereinafter set forth

         1.2 Duties. The Executive shall serve as the Company's Executive Vice President and Chief Operating Officer and shall perform the customary duties and responsibilities of such positions including, without limitation, as more fully described on Exhibit A attached hereto. In such capacities the Executive shall report directly to the Board of Directors of Chartwell (the "Board") and the Chief Executive Officer. These positions, duties, and responsibilities can be modified as reasonably required to suit the specific requirements and needs of the Company, provided that the same shall be commensurate with the Executive's experience and expertise and shall not result in the Executive having duties and responsibilities substantially less senior and more onerous to the Executive than those set forth on Exhibit A attached hereto. Similarly, the Board may render Executive's services hereunder on a full-time basis to a subsidiary of the Company or Chartwell, in which case such subsidiary shall be jointly and severally responsible as, and shall be treated as, the Company under this Agreement for the period of time the Executive performs services for such subsidiary.

         1.3 Time and Effort. During the Term, the Executive shall, except for vacation periods as provided for herein and reasonable periods of illness or disability, devote substantially all of the Executive's working time, attention, abilities, skill, labor and efforts to the performance of the Executive's obligations hereunder. The Executive shall not, during the Term of this

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Agreement (as herein defined), engage in any other business activity or conduct, whether or not such business activity or conduct is pursued for gain, profit or other pecuniary advantage, which activity or conduct adversely affects in any material respect the Executive's ability to perform his obligations hereunder, except with the prior written consent of the Board. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in personal investments, including Landbridge Intermodal Equipment Sales, Inc. and other business, civic or charitable activities that do not conflict with the business and affairs of the Company or interfere in any material respect with Executive's performance of his duties hereunder. The Executive will at all times perform all of the duties and obligations required of the Executive by the terms of this Agreement in a loyal and conscientious manner and to the best of the Executive's ability and experience. Executive agrees to comply in all material respects with
(i) the policies and directives of the Company, and (ii) with all applicable laws and regulations of the countries in which the Company and its Affiliates operate, all as in effect from time to time.


         1.4 Office Location. Executive's services hereunder shall be performed at the Company's offices to be located within 50 miles from Syosset, New York (the "New York Metropolitan Area"), except for reasonable travel on behalf of the Company consistent with the requirements of his duties and positions. If the place of performance is to be moved outside the New York Metropolitan Area then the prior written consent of Executive shall first be obtained, which consent may be withheld in the sole and absolute discretion of Executive. Executive will undertake appropriate business travel as reasonably required by the Company.

         2. Term. The term (the "Term") of this Agreement shall commence on the Effective Date and shall terminate two (2) years thereafter on the close of business on September 8, 2007 (the "Termination Date"), unless earlier terminated in accordance with the provisions of Section 6 hereof.

         3. Compensation.

         3.1 Base Salary. The Company agrees to pay the Executive, and Executive agrees to accept, a base cash salary (the "Base Salary"), in accordance with the Company's normal payroll procedures applicable to executives, payable at least monthly. The Base Salary shall initially be payable at the rate of $180,000 per annum and shall increase to $240,000 once the Company has recognized gross revenues in accordance with U.S. generally accepted accounting principles of at least $,7,500,000 ("Annual Revenue Milestone")for the twelve (12) month period from the Effective Date. In the event the Company fails to achieve the Annual Revenue Milestone for any following twelve (12) month period thereafter, the Base Salary shall be correspondingly reduced to $180,000 per annum. All compensation payments to be made to the Executive will be subject to required withholding of federal, state and local income and employment taxes.

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         3.2. Annual Review. During the month preceding each anniversary of the
Effective Date, or at such other time as the Company may establish in its discretion, the Board will review the Executive's compensation and the Company's financial circumstances and needs and determine in good faith if any increase is merited based upon Executive's performance and the total cash compensation paid by comparable companies to executives with comparable experience and responsibilities. The Company shall not be required to increase the Executive's Base Salary, but may do so at its discretion. Any such increase in Base Salary agreed to pursuant to the preceding sentence will become effective as of the upcoming anniversary of the Effective Date and the Base Salary will in no event be reduced.

         3.3 Bonus Plan. The Executive will be entitled to participate and receive payments under a cash management incentive bonus plan limited to senior executives of the Company to be established by the Board within six (6) months after the Effective Date. Payments under such plan shall be subject to achievement of certain specified objective standards, such as the Company's revenues, free cash flow, net income with maximum bonuses payable in a fiscal year limited to 100% of the aggregate base compensation payable to the Executive.

         3.4 Compensation From Other Sources. Any proceeds that Executive receives by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong exclusively to Executive.

         3.5 Source of Payments. All payments under this Agreement shall be paid for by and from the accounts of the Company. In the event of breach of this Agreement for failure to compensate the Executive as provided herein or as required by law, the Executive's sole remedy shall be against the Company, and no other Affiliates (as defined in Section 6.3 hereof) of the Company. The Executive shall have no right, title or interest pursuant to this Agreement in, and to any investments undertaken by the Company to meet its financial obligations.

         3.6 Equity Incentive Plan. Chartwell will create an equity incentive compensation plan (the "Plan") within six (6) months of the Effective Date. Key elements of the Plan may include: (i) having the most favorable tax structure as determined by the Chartwell's Board of Directors with assistance from the Company's accountants and legal counsel; (ii) capital stock issuable under the Plan shall not exceed twenty percent (20%) of the issued and outstanding shares of the Chartwell's common stock on a fully diluted and as-converted basis; (iii) capital stock issuable under the Plan shall be restricted and subject to vesting in accordance with standard industry practice.

         4. Expenses. The Company will pay or reimburse Executive for all necessary out-of-pocket transportation, hotel, and other expenses reasonably incurred by Executive on business trips outside the New York Metropolitan Area, and for all other reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company upon submission of such itemized vouchers, receipts or other documentation with respect to any such

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expenses as shall be reasonably requested by the Company, and, in any event, in accordance with the guidelines of the Company, if any, published from time to time; provided, however, any expenses in excess of $2,000 shall require written pre-approval of the Company's Chief Financial Officer, who in the interim is Imre Eszenyi, until the Company hires a permanent Chief Financial Officer.

         5. Benefits. During the Term, the Company shall provide the Executive and his eligible dependents: spouse and children under the age of 21, living with the Executive, at the Company's expense, with all benefits currently in place or to be established by the Company, or in the absence of such plan, any existing benefits Executive receives from E-Rail Logistics, Inc., a wholly-owned subsidiary of Rail Waste Holdings, LLC prior to the date first set forth above. Executive shall be entitled to (i) four weeks of paid vacation in each calendar year, and (ii) paid days off for illness, religious observance and personal reasons (which shall, in any event, be at least three days), all in accordance with the Company's policy in effect from time to time. The timing of such vacation and personal days shall be scheduled in a reasonable manner by Executive such that under no circumstances shall the majority of senior executives of the Company schedule vacation at the same time. At the end of each calendar year, all unused and accrued vacation and personal time shall be paid in cash; provided, however, that Executive will be entitled to roll-over until the next calendar year a maximum of 10 days of unused vacation time.

         6. Termination.

         6.1 Termination Events. The Term shall terminate on the earliest to occur of the following:

                  (i) the expiration of the Term;

                  (ii) the death of the Executive;

                  (iii) upon thirty days' written notice from the Company in the event of the Executive's Disability (as used herein, "Disability" means (A) the physical or mental disability which prevents the Executive from performing his obligations under this Agreement in substantially the same manner as performed immediately before the applicable event for a period of six consecutive months or an aggregate of 180 days during any period of 365 consecutive days) or (B) a written determination by a licensed medical doctor selected by the Company and reasonably acceptable to the Executive that the Executive has incurred a physical or mental disability from which he will not be able to recover sufficiently to return to full-time active employment hereunder within 365 days of the determination (a "Permanent Disability"). The Executive shall cooperate with and permit examination by any licensed medical doctor retained by the Company to evaluate whether he has suffered a Permanent Disability (but in no event shall Executive be required to submit to any invasive or painful procedures);

                  (iv) upon written notice from the Company to Executive that Executive's employment is being terminated for Cause, as herein defined, the giving of which notice shall be authorized by vote of the Board. As used herein, "Cause" shall be limited to the Executive's: (A) embezzlement or willful

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misappropriation of funds of the Company, (B) willful misconduct that causes material harm to the Company or any of its Affiliates; (C) conviction or commission of, or plea of nolo contendere by, Executive of any felony, misdemeanor or other illegal conduct involving an act of moral turpitude or otherwise relating directly or indirectly to the business or reputation of the Company; (D) habitual drug or other substance abuse that interferes in any material respects with the performance of Executive's duties under this Agreement; (E) debarment by any federal agency that would limit or prohibit Executive from serving in his prescribed capacity for the Company under this Agreement; (F) continuing failure to communicate and fully disclose any and all information related to the business, operations, management and accounting of the Company and/or its Affiliates to the Board, the failure of which would adversely impact the Company or may result in a violation of state or federal securities laws; (G) failure by E-Rail Logistics and its shareholders to meet any of its obligations and covenants under that certain Agreement and Plan of Merger by and among the Company, Chartwell and E-Rail Acquisition Sub, Inc. dated as of even date herewith, provided such failure has a material adverse effect on Chartwell or its Affiliates; (H) continuing willful and intentional failure to perform his duties as stated herein or as reasonably requested by the Board of Directors of the Company; or (I) dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company or any of its Affiliates; or

                  (v) upon written notice from the Executive to the Company that the Executive is terminating his employment for Good Reason, as herein defined, provided that the Executive may not terminate his employment pursuant to this clause unless he has given the Company written notice of the grounds constituting Good Reason in reasonable detail and the Company persists for 90 days thereafter in the conduct giving rise to such right of termination for Good Reason. As used herein, "Good Reason" means (A) if the Company, without Executive's prior written consent thereto which may be given or withheld in Executive's sole and absolute discretion, significantly reduces Executive's compensation or benefits as provided in this Agreement, (B) Executive's employment shall be involuntarily terminated for any reason other than for Cause within 6 months after the occurrence of a Change in Control, as herein defined,
(C) any material breach by the Company of this Agreement or (D) if the Company files any petition for voluntary bankruptcy or if such case be commenced against the Company, and it remains undischarged, undismissed or unbonded for a period of 180 days; provided, however, this Subsection (v) is subject to the terms of Subsection (iv) which shall take precedence for the purposes of any termination payments in accordance with Section 6.3 hereof.

         6.2 Change in Control. For all purposes hereof, "Change in Control" shall mean the occurrence during the Term of this Agreement, of any one of the following events:

                  (i) An acquisition of any shares of Common Stock of the Company or other securities entitled to vote, or convertible into or exercisable for securities entitled to vote, in the election of directors (such Common Stock and other securities hereinafter being referred to as the "Voting Securities") of the Company by any Person (as specified in Section 3(a)(9) of the Securities

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Exchange Act of 1934,  as amended  (the  "Exchange  Act"),  and used in Sections
13(d) and 14(d) thereof), including for purposes of this Section the Company or its Affiliates, immediately after which such Person has Beneficial Ownership (as defined below) of fifty one percent (51%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, a Change in Control shall not be deemed to have occurred by reason of an acquisition of fifty percent (50%) or more of the Company's Voting Securities by an employee benefit plan maintained by the Company or any of its Affiliates; or

                  (ii) The consummation of:

                  (A) Subject to Section 6.1(i) above, a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a "Merger"); (B) A liquidation or dissolution of the Company; or (C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to an employee benefit plan or Affiliate of the Company).

                  "Affiliate" shall mean any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental entity directly or indirectly controlling, controlled by or under common control with the Company, including all officers and directors of the Company.

         6.3      Termination Payments.

                  (a) Except as otherwise set forth herein, upon termination for any reason specified in 6.1 (i) through (v) above, the Company's obligations to Executive shall terminate, subject to prompt payment within 30 days of all monies due hereunder up to the date of termination including unpaid Base Salary and reimbursement of expenses as well as continuation of any applicable benefits prescribed under the applicable plans and payment of the proceeds of any applicable disability or other insurance policy relating to Executive. In the event this Agreement is terminated pursuant to subsections 6.1 (ii) or (iii) above, the Company shall also pay the Executive, within such 30 day period, an amount equal to the Executive's Base Salary then in effect for a period of six months unless Executive has materially breached any provision of this Agreement. In the event this Agreement is terminated pursuant to subsection 6.1 (v) above, then the Company shall also pay the Executive, within such 30 day period, a lump sum payment, in cash, equal to Executive's Base Salary then in effect for the period remaining in the Term unless Executive has materially breached any provision of this Agreement.

                  (b) In addition, the Company shall pay, continue or maintain benefits vested in Executive on the termination date through the end of the month in which the termination date occurs, but shall continue hospitalization, medical, and health insurance coverage for Executive and his immediate family for a period of 1 month following the end of the month that includes the termination date, at the Company's sole cost and expense (notwithstanding that such period would otherwise extend beyond the Term of this Agreement).

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                  (c) In the event that the payments pursuant to this Section 6 above, when considered in conjunction with any other payments payable hereunder after the termination date (collectively, "Post-Termination Payments") constitute "an excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then the Company shall pay to Executive, in addition to the payments required by this Section 6 above, an additional amount (the "Additional Amount") which, after reduction for income taxes and excise taxes on the Additional Amount, is sufficient to provide for the payment of any excise tax imposed by Section 4999 of the Code, or applicable successor thereto ("Section 4999") that may be due by Executive on the Post-Termination Payments. With respect to any payment that is made to Executive under the terms of this Agreement in the year of his termination of employment and on which an excise tax under Section 4999 will be assessed, the payment determined under this Subsection shall be made to Executive not later than thirty (30) days following the termination date. With respect to any payment made under the terms of this Agreement in any other year and on which an excise tax under Section 4999 will be assessed, the payment under this Subsection shall be made to Executive not later than December 31st of the year in which the payment on which such excise tax will be assessed is made to Executive or, if earlier, the date on which such tax is required to be remitted to the Internal Revenue Service.

                  (d) Notwithstanding anything contained herein or at law to the contrary, the amount payable to Executive pursuant to this Section 6.2 shall not be reduced or otherwise affected by any sums earned or that could be earned by Executive pursuant to any employment arrangement or other business activity in which the Executive may or could possibly participate after the termination date. The Company and Executive agree that amounts payable to Executive under this Section 6.2 are reasonable liquidated damages with respect to wrongful or early termination of this Agreement, and shall be absolutely and unconditionally payable to Executive as provided herein without proof of actual damages and without regard to Executive's efforts to mitigate damages.

                  (e) Upon termination of this Agreement, the provisions of Sections 1.5, 3.5, 7, 8, 9, 10, 11, 12 and 14.10 shall survive the termination of this Agreement for a period of five (5) years.

         7. Confidential Information of Company. Executive acknowledges that Executive has been exposed to the Company's confidential and proprietary information prior to the Effective date and during the performance of his duties hereunder Executive will be handling financial, accounting, statistical, marketing and personnel information of customers of the Company ("Confidential Information"). All such Confidential Information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the Term of this Agreement or for five years thereafter except as

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required in the course of Executive's employment with the Company. and/or its
Affiliates. Confidential information will not include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of Executive, public information; (b) was acquired by Executive before receiving such information from the Company and without restriction as to use or disclosure; (c) is hereafter rightfully furnished to the Executive by a third party, without restriction as to use or disclosure; (d) is required to be disclosed pursuant to law including, without limitation, to any governmental authority or in response to a subpoena, provided the Executive uses reasonable efforts to give the Company reasonable advance notice of such required disclosure; or (e) is disclosed with the prior written consent of the Company.

         8. Unfair Competition; Non-Solicitation.

         8.1 Unfair Competition. During the Term of this Agreement, Executive shall not, directly or indirectly, whether as a partner, employee, director, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is competitive with the Company's business. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in personal investments, including Landbridge Intermodal Equipment Sales, Inc. and other business, civic or charitable activities that do not conflict with the business and affairs of the Company or interfere in any material respect with Executive's performance of his duties hereunder. Additionally, the obligation of Executive not to compete with Company shall not prohibit Executive from owning or purchasing any securities that are regularly traded on a recognized stock exchange or on the over-the-counter market subject to relevant federal and state securities laws. In order to protect the trade secrets of Company, after the expiration of the Term, or upon earlier due termination of this Agreement in accordance with its terms, and provided that the Company has and continues to comply with substantially all of its payment obligations hereunder, Executive shall not, directly or indirectly, either as an employee, employer, consultants, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business that is directly engaged in a Competing Business for a period of two (2) years from the date of such termination or the expiration of this Agreement ("Non-Compete Period"); provided, however, in the event this Agreement is terminated for Good Reason as provided by Section 6.1(v), such Non-Compete Period shall be six (6) months from the date of such termination. For the purposes of this Section, "Competing Business" shall mean an individual, business, corporation, association, firm, undertaking, partnership, joint venture, organization or other entity that operates non-hazardous solid waste landfills, short-line railroads, non-hazardous solid waste collection, waste transportation services (except trucking), trans-loading and/or intermodel businesses or similar facilities or businesses within a 500-mile radius of any of the off-loading, trans-loading and landfills or similar facilities of the Company, or any Affiliate thereof. Should any portion of this Section be deemed unenforceable because of the scope, duration or territory encompassed by the undertakings of the Executive hereunder, and only in such event, then the Executive and the Company consent and agree to such limitation on scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

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         8.2 Non-Solicitation of Customers. While employed by the Company, and for a period of two (2) years thereafter, Executive agrees not to divert or attempt to divert (by solicitation or other means), whether directly, or indirectly, the Company's or its Affiliate's customers existing at the time his employment terminates; provided, however, that the foregoing shall in no way restrict Executive's obligations of confidentiality as stated herein.

         8.3 Non-Solicitation of Employees. During the term of Executive's employment with the Company, and for a period of two (2) years thereafter, Executive shall not directly or indirectly solicit or encourage, or cause others to solicit or encourage, any employees of Company or its Affiliates to terminate their employment with the Company. However, this obligation will not affect any responsibility Executive may have as an employee if the Company with respect to the bona fide hiring and firing of the Company's personnel.

         8.4 Non-Disparagement. Upon termination of Executive's employment with the Company, Executive agrees to not make any disparaging remarks about the Company, or its Affiliates, or any officers, directors, employees, consultants or independent contractors of or to any of the foregoing.

         9. Trade Secrets. Executive shall not disclose to any others, or take or use for Executive's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company's trade secrets, including without limitation, Confidential Information, customer lists, computer programs or computer software of Company. Executive agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company's possession and (ii) trade secrets conceived, originated, discovered or developed by Executive during the Term of this Agreement relating to the affairs of the Company. Information of Company shall not be considered a trade secret and its disclosure or use by Executive will be permitted if it falls within any of the provisions of the third sentence of Section 7 above.

         10. Inventions; Ownership Rights. Executive agrees that all ideas, techniques, inventions, systems, formulas, designs, discoveries, technical information, programs, prototypes and similar developments ("Inventions") developed, created, discovered, made, written or obtained by Executive in the course of or as a result of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the sole property of the Company and its assigns. Executive shall promptly disclose to Company, or any persons designated by it, all Inventions, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the Term which are related to or useful in the business of the Company, or result from tasks assigned to Executive by the Company, or result from use of premises owned, leased or contracted by the Company. Such disclosure shall continue for one year after termination of employment with respect to anything that would be an

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Invention if made, conceived, reduced to practice or learned prior to termination of employment. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be reasonably requested by the Company to enable the Company to protect its rights to any such Inventions. If the Company requires Executive's assistance in executing or causing to be executed such assignments and applications, registrations and other documents under this Section (all of which shall be prepared at the expense of the Company) after termination of this Agreement, Executive shall do so at mutually convenient times and places and be compensated for his time actually spent in providing such assistance at a reasonable hourly rate as agreed upon by the parties. and be reimbursed for any necessary expenses, including reasonable attorney's fees, reasonably incurred in doing so. In the event that the Company is unable for any reason whatsoever to secure Executive's signature to any lawful and necessary document required to apply for or execute any such documents with respect to Inventions (including renewals, extension, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive's agents and attorneys-in-fact to act for and in his behalf and instead of him, to execute and file any such application and document and to do all other lawfully permitted acts with respect thereto with the same legal force and effect as if executed by Executive. As a matter of record Executive has identified beneath his signature hereto a complete list of all inventions or improvements relevant to the subject matter of his employment by the Company which have been made or conceived or first reduced to practice by him alone or jointly with others prior to his employment by the Company ("Prior Inventions") which Executive desires to remove from the operation of this Agreement; and Executive covenants that such list is complete. Executive agrees and acknowledges that in further consideration of his employment under this Agreement, in the absence of such list of Prior Inventions, all Prior Inventions shall be the sole and exclusive property of the Company and Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be reasonably requested by the Company to enable the Company to protect its rights to any such Prior Inventions.

         11. Indemnification. In the event Executive or his estate or executors becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of Executive's performance of Executive's duties hereunder or the fact that Executive is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall, to the maximum extent permitted by applicable law, hold the Executive harmless from and against any claim, loss or cause of action arising from or relating thereto; provided, however, that the indemnity provided under this Section shall not apply with respect to any liability or matter arising from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any breach of the Executive's duty of loyalty to the Company, or for any transaction from which the Executive derived an improper personal benefit. If any claim is asserted against the Executive for which the Executive reasonably

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believes in good faith he is entitled to be indemnified hereunder, the Company shall, at its option and to the maximum extent permitted by applicable law, (i) assume the defense thereof or (ii) pay the Executive's reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis, if the Company does not so assume the defense; provided, that the Executive shall reimburse the Company for such amounts if the Executive shall be found by a final, non-appealable order of a court of competent jurisdiction or any arbitrator not to be entitled to indemnification hereunder. Executive shall cooperate as reasonably requested by the Company in the defense of any such threatened or pending action, suit or proceeding. The Company's indemnity obligations and duties as set forth in this shall survive indefinitely the termination or expiration of this Agreement for any reason.

         12. Liability Insurance. The Company shall maintain liability insurance coverage covering Executive, in his capacity as an officer of the Company and member of the Board and any other capacity in which Executive serves at the request of the Company, in amounts customary for similarly situated companies and with insurers reasonably acceptable to Executive, against liabilities arising as a result thereof; provided, however, that such insurance need not provide coverage in respect of claims asserted by stockholders of the Company for alleged breaches of duty by the Executive in such aforesaid capacities. All policies for such coverage shall provide for insurance on an "occurrence" (versus "claims made") basis. The obligations of this Section shall survive for a period of one (1) year following Executive's termination of employment with the Company.

         13. Miscellaneous.

         13.1 Assignment. It is hereby agreed that Executive's rights and obligations under this Agreement are personal and may not be delegated or assigned. No assignment by the Company shall be effective unless the assignee expressly agrees in writing to become bound by the terms and conditions hereof; provided, however, Company may assign this Agreement to its Affiliates.

         13.2 Binding Effect. The obligations of this Agreement shall be binding upon, and the benefits of this Agreement shall inure to, the parties hereto, their legal representatives, administrators, executors, heirs, legatees, distributees, successors and permitted assigns, and upon transferees by operation of law, whether or not any such person or entity shall have signed this Agreement.

         13.3 Notices. Any notice permitted, required or given hereunder shall be in writing and shall be delivered (i) personally, (ii) by any prepaid overnight courier delivery service then in general use, (iii) mailed, by registered or certified mail, return receipt requested, or (iv) transmitted by fax and then confirmed within three business days by any other method set forth above, to the addresses designated on the first page hereof or at such other address as may be designated by notice duly given hereunder. A notice provided in the manner required herein shall be deemed given : (i) if delivered personally, upon delivery; (ii) if sent by overnight courier, on the first business day after it is sent; (iii) if mailed, three business days after mailing; and (iv) if sent by fax, upon actual receipt of the fax or confirmation thereof (whichever is first).

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

         13.4 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver, file, record and publish such certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or which either party deems reasonably necessary or useful in furtherance of the purposes and objectives and intentions underlying this Agreement and not inconsistent with its terms.

         13.5 Entire Agreement. This Agreement incorporates the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings of the parties, whether written or oral, with respect to its subject matter.

         13.6 Amendments; Waiver. Except as expressly provided herein, neither this Agreement nor any provision hereof may be terminated, modified or amended unless in writing signed by both parties hereto. No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver of a breach of any similar or dissimilar provision or condition or shall be effective unless in writing signed by the party against whom enforcement is sought.

         13.7 Severability; Captions. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience and identification only.

         13.8 Actions Contrary to Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

        13.9 Attorneys' Fees. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

        13.10 Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without giving effect to its principles of conflicts of law. Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by binding arbitration in Charleston, West Virginia administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within the County of Kanawha, West Virginia for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenes or improper venue with respect thereto. No remedy conferred in this Agreement upon the Executive or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

         13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and together shall constitute a single document.

         13.12 Tax Advice. The Executive acknowledges that the Executive has not relied and will not rely upon the Company or the Company's counsel with respect to any tax consequences related to the terms and conditions of this Agreement. The Executive assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

         13.13 Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

         13.14 Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.


                         [Signatures on following page.]

     IN WITNESSETH WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                         E-RAIL LOGISTICS, INC.
                         By: Chartwell International, Inc.
                         Title: Parent Corporation


                         By: ----------------------------------
                             Name: Imre Eszenyi
                             Title: Chairman of Board of Directors



                             ----------------------------------
                             RICHARD KESSLER